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                                                                    EXHIBIT 99.4

                           WM. S. BARNICKEL & COMPANY
                       C/O LOWENHAUPT & CHASNOFF, L.L.C.
                           10 S. BROADWAY, SUITE 600
                           ST. LOUIS, MISSOURI 63102

                                                                    May 30, 1997

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Barnickel Special Meeting") of Wm. S. Barnickel & Company ("Barnickel") to be held on Tuesday, July 1, 1997, commencing at 1:00 p.m., local time, at Boatmen's Trust Company, The Boatmen's Tower, 3rd Floor, 100 N. Broadway, St. Louis, Missouri 63102.

     At this important meeting, you, as holders of shares of common stock, par value $100 per share, of Barnickel ("Barnickel Common Stock"), will be asked to approve the Agreement and Plan of Merger, dated as of February 25, 1997 (the "Merger Agreement"), by and among Baker Hughes Incorporated ("Baker Hughes"), Baker Hughes Missouri, Inc. ("Merger Sub"), Baker Hughes Delaware, Inc. ("Merger Grandsub"), Petrolite Corporation ("Petrolite"), and Barnickel. Pursuant to the Merger Agreement, Merger Sub will merge with and into Barnickel (the "Barnickel Merger"), with Barnickel surviving as a wholly owned subsidiary of Baker Hughes, and the shareholders of Barnickel will receive shares of common stock, par value $1.00 per share, of Baker Hughes ("Baker Hughes Common Stock") for each share of Barnickel Common Stock held by them. The exact number of shares of Baker Hughes Common Stock into which each share of Barnickel Common Stock will be converted will be determined in accordance with the Barnickel Exchange Ratio (as defined and more fully described in the accompanying Joint Proxy Statement/Prospectus). The Barnickel Exchange Ratio will be determined by reference to (i) the average closing price of Baker Hughes Common Stock during the ten consecutive trading days ending immediately prior to the second trading day prior to the closing date of the Barnickel Merger (the "Closing Date") and (ii) the value of Barnickel Common Stock, which will be calculated by reference to an assigned value of $61 per share of Petrolite common stock, the number of shares of Petrolite common stock owned by Barnickel on the Closing Date and the net after-tax value of the remainder of Barnickel's assets as of the Closing Date. Based on the $61 per share assigned value for the Petrolite common stock, an assumed net after-tax value of $29.1 million for the remainder of Barnickel's assets, and the number of shares of Barnickel Common Stock currently outstanding (8,800 shares as of May 22, 1997), the shareholders of Barnickel would receive, as a result of the Barnickel Merger, Baker Hughes Common Stock having a market value of $355 million in the aggregate, or $40,304 per share of Barnickel Common Stock. No assurances can be given as to the actual Barnickel Exchange Ratio that will be utilized in the Barnickel Merger or the market price of Baker Hughes Common Stock.

     Immediately following the Barnickel Merger, Merger Grandsub will merge with and into Petrolite (the "Petrolite Merger," and together with the Barnickel Merger, the "Mergers"), with Petrolite surviving as a wholly owned subsidiary of Barnickel, and the stockholders of Petrolite (other than Barnickel) will receive shares of Baker Hughes Common Stock for each share of Petrolite common stock, based on the $61 per share value assigned to the Petrolite common stock and the same average closing price of Baker Hughes Common Stock used in determining the Barnickel Exchange Ratio. Stockholders of Petrolite will consider the Petrolite Merger proposal at a meeting on the same day as the date of, and immediately prior to, the Barnickel Special Meeting. The Petrolite Board of Directors has unanimously approved the proposed Petrolite Merger and has recommended that Petrolite's stockholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby.

     The Board of Directors of Barnickel has carefully reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby and has received an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that, as of February 25, 1997, the
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Barnickel Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Barnickel Common Stock. A copy of this opinion is attached as Appendix D to the accompanying Joint Proxy Statement/Prospectus.

     AT A MEETING HELD ON FEBRUARY 25, 1997, THE DIRECTORS OF BARNICKEL UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AS BEING FAIR AND IN THE BEST INTEREST OF BARNICKEL AND ITS SHAREHOLDERS. THE BARNICKEL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     The accompanying Joint Proxy Statement/Prospectus sets forth, or incorporates by reference, information, including financial data relating to Barnickel, Petrolite and Baker Hughes, the material terms and conditions of the proposed Mergers, the details of the exchanges, the reasons the Board of Directors of Barnickel determined to proceed with the transaction and other information about the parties to the Mergers. The Board of Directors urges that the shareholders carefully review these materials before completing the enclosed proxy card. Pursuant to Section 351.875 of The General and Business Corporation Law of Missouri, Barnickel shareholders are entitled to dissenters' rights in connection with the Barnickel Merger. See "The Mergers -- Dissenters' Rights of Barnickel Stockholders" in the accompanying Joint Proxy Statement/Prospectus.

     As of the record date for the Barnickel Special Meeting, all directors of Barnickel (as a group) were entitled to vote 3,696 shares of Barnickel Common Stock, or approximately 42% of the outstanding shares entitled to vote at the Barnickel Special Meeting. All such directors have indicated their intention to vote their shares for the approval of the Merger Agreement and the transactions contemplated thereby at the Barnickel Special Meeting.

     Consummation of the Barnickel Merger is subject to certain conditions, including approval by the affirmative vote at the meeting of the holders of two-thirds of the outstanding shares of Barnickel Common Stock. Accordingly, it is important that your shares be represented at the Barnickel Special Meeting, whether or not you plan to attend the Barnickel Special Meeting in person. Please complete, sign and date the enclosed proxy card and return it in the accompanying envelope, which requires no postage if mailed within the United States. If you later decide to attend the Barnickel Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. Any shareholder returning a blank executed proxy card will be authorizing the named proxies to vote the shares covered by the proxy in favor of the Merger Agreement and the transactions contemplated thereby.

     Please DO NOT send in your stock certificates with your proxy card. You should not send in your stock certificates until you receive a transmittal letter, which will only be sent after the effective time of the Barnickel Merger.

     Should you require assistance in completing your proxy card or if you have questions about the voting procedure described in the accompanying Joint Proxy Statement/Prospectus, please feel free to contact Wm. S. Barnickel Company, c/o Lowenhaupt & Chasnoff, L.L.C., 10 S. Broadway, Suite 600, St. Louis, Missouri 63102, Attention: Jules Chasnoff (Telephone: (314) 241-5950).

                                            Very truly yours,

                                            MICHAEL V. JANES
                                            President
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                           WM. S. BARNICKEL & COMPANY
                       C/O LOWENHAUPT & CHASNOFF, L.L.C.
                           10 S. BROADWAY, SUITE 600
                           ST. LOUIS, MISSOURI 63102

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 1, 1997

To the Shareholders of Wm. S. Barnickel & Company:

     Notice is hereby given that a Special Meeting of Shareholders of Wm. S. Barnickel & Company (the "Barnickel Special Meeting") will be held at Boatmen's Trust Company, The Boatmen's Tower, 3rd Floor, 100 N. Broadway, St. Louis, Missouri 63102 on July 1, 1997 at 1:00 p.m., local time, for the following purposes:

          (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 25, 1997 (the "Merger Agreement"), by and among Baker Hughes Incorporated ("Baker Hughes"), Baker Hughes Missouri, Inc. ("Merger Sub"), Baker Hughes Delaware, Inc. ("Merger Grandsub"), Petrolite Corporation ("Petrolite"), and Wm. S. Barnickel & Company ("Barnickel"), and the transactions contemplated thereby. Pursuant to the Merger Agreement, Merger Sub will merge with and into Barnickel (the "Barnickel Merger"), with Barnickel surviving as a wholly owned subsidiary of Baker Hughes, and the shareholders of Barnickel will receive shares of common stock, par value $1.00 per share, of Baker Hughes ("Baker Hughes Common Stock") for each share of common stock, par value $100 per share, of Barnickel ("Barnickel Common Stock") held by them. The exact number of shares of Baker Hughes Common Stock into which each share of Barnickel Common Stock will be converted will be determined in accordance with the Barnickel Exchange Ratio (as defined and more fully described in the accompanying Joint Proxy Statement/Prospectus). The Barnickel Exchange Ratio will be determined by reference to (i) the average closing price of Baker Hughes Common Stock during the ten consecutive trading days ending immediately prior to the second trading day prior to the closing date of the Barnickel Merger (the "Closing Date") and (ii) the value of Barnickel Common Stock, which will be calculated by reference to an assigned value of $61 per share of Petrolite common stock, the number of shares of Petrolite common stock owned by Barnickel on the Closing Date and the net after-tax value of the remainder of Barnickel's assets as of the Closing Date.

          (2) To transact such other business as may properly come before the Barnickel Special Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on May 22, 1997, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Barnickel Special Meeting or any adjournment or postponement thereof. Each share of Barnickel Common Stock will entitle the holder to one vote at the Barnickel Special Meeting.

May 30, 1997